Exhibit 5.1

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300 Fax: 604-631-3309

May 18, 2018

Reference: 99465/1

ESSA Pharma Inc.

Suite 720, 999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

RE:	ESSA Pharma Inc. — Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel for ESSA Pharma Inc. (the “Company”), a company incorporated under the laws of the Province of British Columbia, in connection with the preparation and filing under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”).

The purpose of the Registration Statement is to register the offer and sale of up to 1,155,218 common shares of the Company (the “Shares”) which are reserved for issuance pursuant to the following:

(a)	the exercise of stock options granted or to be granted (the “Options”) under or otherwise governed by the Company’s 2018 stock option plan (the “Option Plan”); and

(b)	the settlement of restricted share units awarded or to be awarded (the “RSUs”) under or otherwise governed by the Company’s restricted share unit plan (the “RSU Plan”).

For the purposes of this opinion we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options and RSUs, we are of the opinion that (1) upon the due exercise of the Options granted pursuant to and in accordance with the Option Plan, including receipt of the exercise price; and (2) upon the settlement of RSUs in accordance with their terms and the RSU Plan, the Shares underlying the Options and RSUs will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

TORONTO    CALGARY    VANCOUVER    MONTREAL    OTTAWA     NEW YORK    LONDON    RIYADH/AL-KHOBAR    BAHRAIN    BEIJING

Blake, Cassels & Graydon LLP | *Associated Offices | blakes.com

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable therein; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

TORONTO    CALGARY    VANCOUVER    MONTREAL    OTTAWA     NEW YORK    LONDON    RIYADH/AL-KHOBAR    BAHRAIN    BEIJING

Blake, Cassels & Graydon LLP | *Associated Offices | blakes.com